MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment No.2 of America's Driving Ranges, Inc. (A Development Stage Company), of our report dated December 23, 2008 on our audit of the financial statements of America's Driving Ranges, Inc. (A Development Stage Company) as of September 30, 2008, and the related statements of operations, and stockholders’ equity for the three months ended September 30, 2008 and from inception on June 9, 2008 through September 30, 2008, and statement of cash flows from inception on June 9, 2008 through September 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

February 3, 2009

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501